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                                                                   EXHIBIT 99.1



Gencor Industries, Inc.                  Contact: John E. Elliott
5201 N. Orange Blossom Trail                      Orlando, Florida 32810
                                                  (407) 290-6000

FOR IMMEDIATE RELEASE - GENCOR SETTLES WITH ITS BANKS

We are pleased to announce that Gencor and its lenders have resolved their outstanding disputes, and have reached an accord which allows the Company to focus on its growing markets and serve its customers.

This settlement brings to closure a protracted contentious period between Gencor and its lenders, which was triggered by certain improprieties caused by two managers in England. Although the malefactors were quickly dismissed and appropriately dealt with under the law, the domino effect of their improper actions had caused Gencor's lenders to aggressively demand full payment of their loans.

Numerous efforts and proposals to resolve the protracted and contentious situation were unsuccessful. Gencor believes that because the banks' internal agreements with its syndicate members required unanimous consent to Gencor's proposals, the banks were not able to agree among themselves. This became a serious matter adversely affecting Gencor's operations, and required immediate resolution. After some of the syndicate members petitioned to place the Company into involuntary Chapter 11, it became obvious that the most expedient solution to such gridlock was for Gencor to pre-agree to a consensual plan which Gencor views as very favorable and then agree to enter voluntarily into Chapter 11, thereby making possible the resolution of the entire matter.

Through this consensual agreement the parties have settled their disputes on terms and in a manner favorable to Gencor, and which now puts Gencor in a position to pay its banks in the shortest possible time and to refocus on its business and growing markets. The lenders maintain a positive and supportive attitude and have agreed to provide operational funding if needed for Gencor's projected growing operations.

Management states that Gencor has been operating profitably and has been paying its trade creditors and vendors on schedule, and intends to continue doing so. This is not the typical case of an insolvent company running into Chapter 11 for protection. Gencor is enjoying very active markets across virtually all of its product lines, and its profits and cash flows are healthy. The Company therefore, has been meeting its trade obligations timely, and intends to continue doing so.

Under this plan Gencor's management, employees and shareholders remain intact while the Company will take steps to repay the lenders in the shortest time possible. The Company had previously announced that it intends to divest itself of certain operations outside its core business, and to concentrate on the construction equipment industry which is enjoying a very robust market and record revenues for fiscal 2000, which is ending on September 30, 2000.

Information contained in this Release, other than historical information, may be considered forward-looking in nature. As such, it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable. Among the assumptions are those relating to the timing of repayment to lenders, projected growth, the outcome of divestitures of certain operations, the robust nature of the construction equipment industry market and revenues for fiscal 2000. To the extent that any assumptions inherent herein prove to be incorrect, Gencor could be adversely affected.